EXHIBIT 99.1

Johnson Outdoors Announces Fiscal 2009 Fourth Quarter Results

RACINE, Wis., Nov. 20, 2009 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced reduced losses on lower net sales for its fourth fiscal quarter ended October 2, 2009. Total net sales for the quarter were $65.3 million compared to $81.8 million in the prior year period. While restructuring costs accounted for more than half of the reported operating loss in the fourth quarter, cost-savings helped offset the impact of declining sales on profitability during the period. Loss from continuing operations of $14.2 million, or ($1.55) per diluted share in the quarter compared favorably to a loss from continuing operations of $73.5 million, or ($8.07) per diluted share in the same quarter last year. Unusually favorable comparisons to the prior year for the Company's current quarter and full year operating profit and income are due largely to non-cash goodwill and asset impairment charges recorded in the prior year fourth quarter.

COST REDUCTION RESULTS

On December 4, 2008, the Company announced comprehensive cost-reduction plans which included an aggressive $20 million cost savings target, a 26 percent decrease in capital spending and a 12 percent reduction in peak working capital. At the end of the fiscal 2009 fourth quarter:

 * Cost savings efforts for 2009 exceeded the $20 million target and included a 15 percent reduction in operating expense year-
   over-year excluding the impact of goodwill impairment in fiscal
   2008.  The Company anticipates approximately $12 million of 2009 cost-savings to be sustainable in future periods.
 * Working capital was $86.1 million at quarter-end, reflecting a
   25 percent decline compared to the prior year quarter, as net inventory levels dropped 29 percent from the previous year quarter.
 * Capital spending was down 33 percent year-over-year.

On September 30, 2009, the Company announced a new debt financing structure which is expected to reduce 2010 borrowing costs by more than 40 percent compared to fiscal 2009. Loan agreements on two new credit facilities secured primarily by the Company's U.S. assets closed on September 30, 2009. A new Canadian credit facility related to the Company's Canadian assets closed on November 5, 2009. The Company's combined credit facilities provide a total debt availability of $90.9 million.

"We have been strategic and aggressive in our efforts to increase flexibility and drive efficiency throughout our operations, while continuing to deliver innovative products and value-added service to our customers and consumers. As a result of this year's successful cost-reduction plans and debt refinancing, we believe our businesses are stronger, more competitive and better positioned to deliver sustained profitable growth and enhanced shareholder value in the future," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's fourth quarter results historically reflect a loss due to the industry-wide slowing of sales and production. Total Company net sales declined 20.2 percent compared to the prior year quarter as retailers focused on maintaining minimum inventory levels. Key factors behind the results were:

 * Marine Electronics revenues were 25.2 percent below last year due to continued weakness in boat markets and a change in the shipping dates of pre-season orders.
 * Watercraft sales were 31.1 percent below the prior year due to lower end-of-season demand and scaled-back distribution in non-
   core channels.
 * Diving revenues were down 10.4 percent due to the weak economies in key markets and unfavorable currency translation of 1.3 percent.
 * Outdoor Equipment sales were 11.5 percent below last year with growth in Consumer camping unable to offset continued declines in Military and Commercial segments.

Total Company operating loss of $10.9 million for the fourth fiscal quarter compared favorably to operating loss of $51.7 million in the prior year quarter. Key factors contributing to the comparison were:

 * Non-cash goodwill and asset impairment charges recorded in the prior year quarter totaling $44.5 million.
 * Lower sales in the current quarter in all businesses, partially offset by benefits realized from cost savings efforts.
 * Charges of $5.7 million in the current year quarter associated with restructuring and consolidation in Watercraft and Diving operations.

The Company reported a loss from continuing operations of $14.2 million, or ($1.55) per diluted share, during the fourth fiscal quarter, compared to a loss from continuing operations of $73.5 million, or ($8.07) per diluted share, in the same quarter last year. Interest expense for the fourth quarter increased $1.1 million over the prior year quarter due to charges incurred as the Company exited a prior debt agreement. In the previous year's quarter, the Company recorded a non-cash deferred tax valuation allowance of $29.5 million.

YEAR-TO-DATE RESULTS

Total net sales for fiscal 2009 were $356.5 million versus $420.8 million in fiscal 2008, a decrease of 15.3 percent. Key drivers were:

 * Lower sales in all key markets due to weak economic conditions.
 * Unfavorable currency translation of 3.0 percent.

Total Company operating profit was $0.3 million for fiscal 2009 compared to operating loss of $38.1 million during the prior year. Nonrecurring items, including restructuring costs, had a negative $8.5 million impact on operating profit for fiscal 2009. Primary drivers behind the year-over-year comparison were:

 * Non-cash goodwill and asset impairment charges of $44.5 million recorded in the prior year.
 * Lower sales in all businesses.
 * Charges of $7.5 million in the current year associated with restructuring and consolidation in Watercraft and Diving
   operations.
 * Improved operating efficiency and aggressive cost savings efforts.

Loss from continuing operations for the year was $9.7 million, or ($1.06) per diluted share, versus a loss of $68.5 million, or ($7.53) per diluted share, in the prior year. Primary drivers were:

 * Increased interest expense of $4.3 million pre-tax due to interest rate increases and charges associated with the
   Company's prior debt agreement.
 * Non-cash goodwill and asset impairment charges recorded in the prior fiscal year totaling $44.5 million.
 * Favorable impact from state tax credits in the current year and unfavorable impact of a deferred tax valuation allowance of
   $29.5 million in the prior fiscal year.

Further commenting, Ms. Johnson-Leipold said, "Our brands have sustained market leadership positions this year while we have worked diligently to establish a fundamentally stronger profitability profile on which to build for the future. Outdoor recreation participation levels remain robust and, at this time, we expect outdoor recreational markets to begin a slow recovery in 2010. Our new strategic plan targets a 5 percent cumulative average growth rate in sales and six percent operating profit margin at the end of three years which is contingent upon current expectations of a slow recovery in the outdoor recreational industry."

RESULTS PERSPECTIVE

In 2008, the Company recorded non-cash goodwill and other intangible asset impairment charges of $41.0 million and a non-cash deferred tax asset valuation allowance of $29.5 million during the fourth quarter ended October 3, 2008.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 21.4 percent at the end of the year versus 32.9 percent at October 3, 2008. Debt, net of cash, was $3.7 million at year-end versus $18.2 million at October 3, 2008. Depreciation and amortization was $12.9 million year-to-date compared with $10.1 million in the prior year. Capital spending totaled $8.3 million in 2009 compared with last year's $12.4 million.

"Disciplined working capital management and balance sheet focus enabled us to generate approximately $31 million in operating cash flow this year and successfully complete a new financing structure more reflective of our performance and better suited to our business model," said David W. Johnson, Vice-President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, November 20, 2009. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town(R) canoes and kayaks; Ocean Kayak(TM) and Necky(R) kayaks; Carlisle and Lendal(R) paddles; Extrasport(R) personal flotation devices; Minn Kota(R) motors; Cannon(R) downriggers; Humminbird(R) fishfinders; Geonav(R)chartplotters; SCUBAPRO(R) UWATEC(R) and Seemann(R) dive equipment; Silva(R) compasses; Tech4O(R) digital instruments; and Eureka!(R) tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company's success in managing inventory and its continuing efforts to implement sustainable cost-cutting and sales growth initiatives; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company is in violation of its financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in restructuring of its Watercraft and Diving operations; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                         JOHNSON OUTDOORS INC.
 (thousands, except per share amounts)
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 Operating Results                 THREE MONTHS        TWELVE MONTHS
                                         ENDED                ENDED
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                                 Oct. 2    Oct. 3    Oct. 2    Oct. 3
                                   2009      2008      2009      2008
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 Net sales                      $ 65,287  $ 81,766  $356,523  $420,789
 Cost of sales                    43,674    54,061   223,741   261,238
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 Gross profit                     21,613    27,705   132,782   159,551
 Operating expenses               32,496    79,393   132,510   197,604
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 Operating (loss) profit         (10,883)  (51,688)      272   (38,053)
 Interest expense, net             2,553     1,326     9,756     4,929
 Other (income) expense, net         392       259       635     1,315
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 Loss before income taxes        (13,828)  (53,273)  (10,119)  (44,297)
 Income tax expense (benefit)        398    20,247      (407)   24,178
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 Loss from continuing
  operations                     (14,226)  (73,520)   (9,712)  (68,475)
 (Loss) income from
  discontinued operations,
  net of income tax benefit of
  $0, $61, $0, and $875
  respectively                        --    (1,069)       41    (2,559)
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 Net loss                       $(14,226) $(74,589) $ (9,671) $(71,034)
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 Net loss per common share -
  Diluted:
   Continuing operations        $  (1.55) $  (8.07) $  (1.06) $  (7.53)
   Discontinued operations      $     --  $  (0.11) $     --  $  (0.28)
 Diluted average common shares
  outstanding                      9,164     9,114     9,177     9,093
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 Segment Results
 Net sales:
 Marine electronics             $ 22,091  $ 29,537  $165,343  $186,723
 Outdoor equipment                 8,830     9,972    41,387    48,315
 Watercraft                       11,201    16,254    69,422    88,087
 Diving                           23,277    25,978    80,835    98,246
 Other/eliminations                 (112)       25      (464)     (582)
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 Total                          $ 65,287  $ 81,766  $356,523  $420,789
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 Operating (loss) profit:
 Marine electronics             $ (3,670) $(13,028) $  9,265  $    414
 Outdoor equipment                   101      (802)    3,360     1,982
 Watercraft                       (5,864)   (9,522)   (6,149)   (8,282)
 Diving                               96   (25,099)    1,620   (21,520)
 Other/eliminations               (1,546)   (3,237)   (7,824)  (10,647)
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 Total                          $(10,883) $(51,688) $    272  $(38,053)
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 Balance Sheet Information
  (End of Period)
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 Cash and cash equivalents                          $ 27,895  $ 41,791
 Accounts receivable, net                             43,459    52,710
 Inventories, net                                     61,085    85,999
 Total current assets                                142,355   189,714
 Total assets                                        210,282   255,069
 Short-term debt                                      15,474         3
 Total current liabilities                            60,841    55,389
 Long-term debt                                       16,089    60,000
 Shareholders' equity                                115,825   122,284
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CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
          Cynthia Georgeson, VP - Worldwide Communication
          262-631-6600